Q3 2015 Fixed Income Release                     Exhibit 99.1

Denver, Colorado November 5, 2015: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK) is today providing selected, preliminary unaudited financial and operating information for certain of its fixed-income borrowing groups for the three months ("Q3") and nine months ("YTD") ended September 30, 2015 as compared to the results for the same periods last year (unless otherwise noted). The financial and operating information contained herein is preliminary and subject to change. We presently expect to issue the September 30, 2015 unaudited condensed consolidated financial statements for each of our fixed-income borrowing groups prior to the end of November 2015, at which time they will be posted to the investor relations section of our website (www.libertyglobal.com) under the "Fixed Income" heading. Convenience translations provided herein are calculated as of September 30, 2015.

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Best Q3 Customer Growth in U.K. since Virgin Media formation in 2007

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Over 100,000 RGU Additions in Q3 with Strong Video Performance

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Operational Performance Improved; Q3 Broadband Additions Rebound

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113,000 RGU Additions and Record Horizon TV Growth in Q3

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Strong Broadband Performance Driving Q3 Subscriber Gain of 17,000

Virgin Media Reports Preliminary Q3 2015 Results

Best Q3 Customer Growth in U.K. since Virgin Media formation in 2007
Highest U.K. Rebased Revenue Growth since Virgin Media Acquisition
Virgin Media Inc. ("Virgin Media") is the leading cable operator in the U.K. and Ireland, delivering market-leading ultrafast broadband, video and telephony to 5.6 million customers.

Operating and financial highlights*:

•	Record Q3 customer[1] growth in the U.K. driven by demand for our superior broadband bundles and a continued year-over-year reduction in customer churn[2]

◦	42,000 U.K. customer additions in Q3 and a 2,000 customer loss in Ireland resulted in a total gain of 40,000 in the quarter, a 7,000 increase as compared to Q3 2014

◦	Combined customer churn improved year-over-year to 14.3% in Q3, with the U.K. at 14.1%

◦	73,000 RGU[3] additions in Q3, including 60,000 broadband[4] and 28,000 telephony[5] net adds

◦	Strong take-up of our advanced broadband and next-generation TV services during Q3

▪	Added 191,000 subscribers taking speeds of 100+ Mbps

▪	Nearly 3 million customers on TiVo / Horizon TV, up 102,000

◦	56,000 postpaid mobile subscribers added in Q3 driven by Freestyle[6]

•	Project Lightning on track: build costs, penetration and ARPU levels in-line with plan

◦	Targeting 250,000 new premises in 2015; started sales-led build in three U.K. cities in Q3

◦	Added 126,000 total two-way homes in the U.K. YTD

•	Leveraging superior fibre-rich network to provide our customers with best-in-class connectivity

◦	Ultrafast leadership; "Vivid" launch boosted consumer broadband speeds up to 200 Mbps, almost 3x faster than any other national U.K. competitor

◦	U.K. WiFi first; Smart WiFi pavement trial in Chesham offers ultrafast out-of-home connectivity

◦	Boosting U.K. businesses; planned launch of 300 Mbps for business customers in Q1 2016

•	Transformation of Irish business well underway

◦	Tony Hanway appointed new CEO of Ireland operations

◦	UPC Ireland rebranded to "Virgin Media"

◦	Successful Irish mobile launch; product offering focused on cross-sell to cable customers

•	Rebased[7] revenue growth accelerated to 4.5% for Q3 (£1,151 million) and 3.5% YTD (£3,429 million)

◦
Growth driven by (i) higher cable subscription revenue due to (a) 205,000 organic RGU additions over past 12 months and (b) ARPU[8] per RGU improvements, (ii) the net benefit from Freestyle mobile and (iii) business revenue[9] growth

•	Rebased Segment OCF[10] growth of 4% in Q3 (£501.5 million) and 6% YTD (£1,531 million)

◦	YTD Segment OCF driven by revenue growth, cost control and synergies, partly offset by higher sports programming costs

◦	Q3 Segment OCF growth was adversely impacted by a £17 million net nonrecurring benefit from network infrastructure charges in Q3 2014

•	Operating income of £66 million in Q3 and £267 million for YTD

•	Property and equipment additions[11] as a percentage of revenue was 22% in Q3 and 21% YTD

* The financial figures contained in this release are prepared in accordance with U.S. GAAP.12 During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganisations of its broadband and wireless communications businesses in Europe, including the intragroup transfer of a controlling interest in UPC Broadband Ireland Ltd. from UPC Holding B.V. to our company. We have accounted for this common control transfer at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods presented.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2015			2014
CABLE	U.K.	Ireland	Combined	U.K.	Ireland	Combined

Footprint
Homes Passed[13]	12,745,800	853,700	13,599,500	12,584,100	855,300	13,439,400
Two-way Homes Passed[14]	12,724,800	764,300	13,489,100	12,522,700	753,100	13,275,800

Subscribers (RGUs)[3]
Basic Video[15]	—	33,300	33,300	—	42,100	42,100
Enhanced Video[16]	3,726,100	318,400	4,044,500	3,738,800	335,800	4,074,600
MMDS[17]	—	23,900	23,900	—	31,900	31,900
Total Video	3,726,100	375,600	4,101,700	3,738,800	409,800	4,148,600
Internet[4]	4,625,800	371,300	4,997,100	4,464,100	359,100	4,823,200
Telephony[5]	4,254,100	357,900	4,612,000	4,161,200	336,300	4,497,500
Total RGUs	12,606,000	1,104,800	13,710,800	12,364,100	1,105,200	13,469,300

Q3 Organic RGU Net Additions (Losses)
Basic Video	—	(1,500)	(1,500)	—	(2,400)	(2,400)
Enhanced Video	(10,700)	(500)	(11,200)	5,100	(900)	4,200
MMDS	—	(1,700)	(1,700)	—	(1,700)	(1,700)
Total Video	(10,700)	(3,700)	(14,400)	5,100	(5,000)	100
Internet	55,500	4,000	59,500	48,600	6,800	55,400
Telephony	22,700	5,500	28,200	16,100	11,800	27,900
Total organic RGU net additions	67,500	5,800	73,300	69,800	13,600	83,400

Customer Relationships
Customer Relationships[1]	5,060,400	503,600	5,564,000	4,947,500	522,100	5,469,600
Q3 Customer Relationship net additions (losses)	41,800	(1,600)	40,200	34,600	(1,800)	32,800

RGUs per Customer Relationship	2.49	2.19	2.46	2.50	2.12	2.46
Q3 Monthly ARPU per Customer Relationship[8]	£49.77	€53.58	£48.74	£48.98	€52.32	£48.26

Customer Bundling
Single-Play	16.4%	26.5%	17.3%	16.2%	31.7%	17.7%
Double-Play	18.1%	27.5%	18.9%	17.7%	24.9%	18.4%
Triple-Play	65.5%	46.0%	63.8%	66.1%	43.4%	63.9%

Quad-Play[18]	17.2%	N.M.	15.6%	17.0%	n/a	15.4%

MOBILE

Mobile Subscribers[19]
Postpaid	2,218,900	1,100	2,220,000	2,073,500	—	2,073,500
Prepaid	808,400	—	808,400	986,100	—	986,100
Total Mobile subscribers	3,027,300	1,100	3,028,400	3,059,600	—	3,059,600

Q3 Postpaid net additions	55,000	1,100	56,100	53,200	—	53,200
Q3 Prepaid net losses	(42,100)	—	(42,100)	(34,900)	—	(34,900)
Total organic Mobile net additions	12,900	1,100	14,000	18,300	—	18,300

Q3 Monthly ARPU per Mobile Subscriber[20]
Excluding interconnect revenue	£13.04	N.M.	£13.04	£13.39	n/a	£13.39
Including interconnect revenue	£14.89	N.M.	£14.89	£15.55	n/a	£15.55

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2015, and 2014.

	Three months ended September 30,		Rebased Change	Nine months ended September 30,		Rebased Change
	2015	2014		2015	2014
	in millions, except % amounts
Revenue
Subscription revenue:
Cable	£810.7	£793.0	3.0%	£2,441.2	£2,399.5	2.6%
Mobile	118.2	122.6	(3.5%)	352.2	355.7	(1.0%)
Total subscription revenue	928.9	915.6	2.1%	2,793.4	2,755.2	2.2%
Business revenue	162.4	154.8	4.7%	476.3	457.5	4.0%
Other revenue	60.0	45.7	59.7%	159.1	145.5	30.3%
Total revenue	£1,151.3	£1,116.1	4.5%	£3,428.8	£3,358.2	3.5%
Geographic revenue
U.K.	£1,088.5	£1,046.7	4.8%	£3,237.0	£3,144.8	3.7%
Ireland	£62.8	£69.4	(0.9%)	£191.8	£213.4	(0.4%)
Segment OCF
Segment OCF	£501.5	£487.0	3.8%	£1,530.9	£1,458.1	6.0%
Share-based compensation expense	(12.0)	(8.6)		(29.2)	(27.5)
Related-party fees and allocations, net[21]	(29.0)	(4.4)		(63.0)	(24.2)
Depreciation and amortisation	(389.6)	(381.2)		(1,164.0)	(1,221.7)
Impairment, restructuring and other operating items, net	(5.2)	(1.2)		(8.0)	(12.1)
Operating income	£65.7	£91.6		£266.7	£172.6

Segment OCF as a percentage of revenue	43.6%	43.6%		44.6%	43.4%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	£74.9	£79.4	£220.7	£253.3
Scalable infrastructure	51.3	46.8	159.0	130.2
Line extensions	39.5	26.1	93.9	71.2
Upgrade/rebuild	23.9	27.1	63.3	79.4
Support capital	63.2	54.6	190.1	142.9
Property and equipment additions	252.8	234.0	727.0	677.0
Assets acquired under capital-related vendor financing arrangements	(119.2)	(72.3)	(270.0)	(133.7)
Assets acquired under capital leases	(1.0)	(0.3)	(13.9)	(27.9)
Changes in liabilities related to capital expenditures	(5.3)	(5.4)	(19.0)	(18.4)
Total capital expenditures[22]	£127.3	£156.0	£424.1	£497.0

Property and equipment additions as a percentage of revenue	22.0%	21.0%	21.2%	20.2%

Subscriber Statistics

During Q3, we added 42,000 customers in the U.K., our highest Q3 customer gain since the formation of Virgin Media in 2007. This record performance was supported by an advertising campaign highlighting the superiority of our network, our attractive promotional offers and a continued year-over-year reduction in customer churn. In Ireland, our compelling triple-play and double-play bundles, with up to 240 Mbps broadband speeds, are gaining traction despite a competitive market. Ireland's Q3 RGU gain of 6,000 represents a significant improvement from a 3,000 loss in Q2 and a 9,000 loss in Q1 of this year. The increased value offered by our bundles drove a reduction in combined churn from 15.0% in Q3 2014 to 14.3% in Q3 2015, while our combined ARPU increased 2% to £48.74 on an FX-neutral23 basis.

Our combined Q3 RGU gain of 73,000 was comprised of 60,000 broadband additions and 28,000 telephony additions, partially offset by 14,000 video losses across the U.K. and Ireland. Broadband additions improved year-over-year by 4,000 RGUs, with 56% of all new customers choosing speeds of 100+ Mbps. Today, 43% of our 5 million broadband RGUs subscribe to tiers with speeds of at least 100 Mbps, up from 26% a year ago. In the U.K., we are leveraging our superior network and the clear demand for higher speeds by increasing our top speed to 200 Mbps, which is nearly three times the top speed widely available elsewhere in the U.K. Starting in October, customers previously taking our 50 Mbps, 100 Mbps and 152 Mbps have been able to opt-in to new higher speeds of 70 Mbps, 150 Mbps and 200 Mbps, respectively. These new speeds will be available to 90% of our customers in the U.K. by the end of the year. Alongside this speed increase, we introduced the "Vivid" brand name for our 100 Mbps and 200 Mbps broadband services in the U.K.

Our overall video performance during the quarter was affected by slightly higher U.K. video churn, as compared to Q2 2015. We added BT Sport Europe to our channel line-up in August, resulting in a £3 per month price rise on our TV XL package in September. Subscriptions to our next-generation TV services - TiVo in the U.K. and Horizon TV in Ireland - accelerated from 91,000 during Q2 to 102,000 in Q3, taking the base to nearly 3 million, which represents 73% of our enhanced video base.

In mobile, we added 56,000 postpaid subscribers in Q3, driven primarily by the success of our Freestyle mobile proposition in the U.K., which offers customers increased flexibility with separate handset and airtime contracts. The service is proving popular with both new subscribers and existing mobile subscribers who are choosing to upgrade to Freestyle. Growth in postpaid subscriptions was partially offset by a continued planned decline in the lower value prepaid base, resulting in an overall increase in our U.K. mobile base of 13,000 in Q3. In early October, we commenced the full launch of our mobile service in Ireland, where we are a full-MVNO provider using the network of Three Ireland (Hutchinson) Limited. Our initial sales proposition is an attractive SIM-only service offering customers either (i) unlimited data, calls and texts for €25 per month or (ii) 1GB data, 250 minutes and 250 texts for €15 per month. To help drive mobile cross-sell into our cable base, we are offering our fixed customers the unlimited service for free for the first three months. Our mobile launch coincided with the rebranding of UPC Ireland to Virgin Media in a series of events featuring Richard Branson.

During the first nine months of 2015, we added 126,000 total two-way homes in the U.K. largely as part of Project Lightning. We continue to work closely with our contractors and local authorities to prioritise the regions we will build first. To date, we have launched Project Lightning in Manchester, Leeds and Nottingham targeting 270,000 homes in aggregate with regional marketing campaigns. Consumer demand remains strong with high levels of customer registrations on www.virginmedia.com/cablemystreet.

In September, we launched a new initiative to offer ultrafast broadband to 3,000 businesses co-located in 300 buildings in Manchester's 'Tech City'. The early response has been positive and we are in the process of connecting our first customers. This initiative follows our success earlier this year in London's 'Tech City', where more than 450 businesses, located in 70 buildings, are now connected to Virgin Media Business services.

Financial Summary

Our revenue increased by 4.5% on a rebased basis to £1,151 million in Q3 and 3.5% on a rebased basis to £3,429 million YTD. These increases were primarily attributable to (i) higher cable subscription revenue due primarily to subscriber growth and ARPU per RGU improvements that were supported by price rises, (ii) higher mobile handset sales following the November 2014 launch of our Freestyle6 proposition and (iii) higher business revenue primarily due to higher underlying volumes and increased amortisation of deferred upfront fees on B2B9 contracts, partially offset by lower voice revenue.

Previously, mobile handset revenue that was contingent upon delivering future airtime services was recognised over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue. The introduction of Freestyle (splitting the handset and airtime) has resulted in an increase in "Other revenue" of £29 million for Q3 and £60 million YTD, and a decline in mobile subscription revenue of £9 million in Q3 and £15 million YTD. Rebased revenue growth was partially offset by adverse changes in VAT in January 2015 and May 2014 that resulted in lower revenue of £9 million and £42 million during the Q3 and YTD periods, respectively.

Our Segment OCF increased by 4% on a rebased basis to £501.5 million in Q3 and 6% on a rebased basis to £1,531 million YTD. The key driver of Segment OCF growth was the aforementioned revenue performance partially offset by an increase in operating costs. The increases in costs are primarily due to (i) higher sports programming costs, including higher BT Sport costs from August 2015, and (ii) an increase in the value of mobile handsets sold in our Freestyle proposition. These higher costs were partially offset by the impacts of the synergies and cost-saving measures that we have taken since the June 2013 acquisition of our U.K. business by Liberty Global. As a result, our consolidated Segment OCF margin24 improved by 120 basis points to 44.6% YTD, compared with the corresponding prior year period. Our Q3 consolidated Segment OCF margin remained flat year-over-year at 43.6%, while the Q3 Segment OCF growth was lower than YTD primarily due to the incremental impact of the nonrecurring net benefit of £17 million relating to network infrastructure charges in Q3 2014. In Q4, we expect that the revenue benefit from our £3 per month XL TV price rise in September will offset a substantial portion of the higher BT Sport costs.

Property and equipment additions increased 8% in Q3 to £253 million and 7% YTD to £727 million. For both periods, the decrease in customer premises equipment, mainly driven by more efficient redeployment of existing equipment, was more than offset by our investment in new build activity and support capital related to our new mobile billing system. As a result, property and equipment additions as a percentage of revenue increased slightly to 22% in Q3 and 21% for the YTD period, compared with 21% and 20%, respectively, for the corresponding prior year periods.

Debt, Capital Lease Obligations and Cash and Cash Equivalents

At September 30, 2015, our fully-swapped third-party debt borrowing cost25 was 5.5% and the average tenor of our third-party debt was eight years. Based on the results for Q3 2015, and subject to the completion of our Q3 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualised EBITDA (last two quarters annualised) was 3.49x and (ii) the ratio of Total Net Debt to Annualised EBITDA (last two quarters annualised) was 4.41x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. We had maximum undrawn commitments of £564 million at September 30, 2015. When the September 30, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and sterling equivalent of the carrying value of Virgin Media's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	September 30,		June 30,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facility
Term Loan D (LIBOR + 3.25%) due 2022	£100.0	£99.8	£99.8
Term Loan E (LIBOR + 3.50%) due 2023	£849.4	847.5	847.5
Term Loan F (LIBOR + 2.75%) due 2023	$1,855.0	1,217.1	1,170.9
Revolving Credit Facility (LIBOR + 2.75%) due 2021	£675.0	110.8	—
Total Senior Credit Facility		2,275.2	2,118.2

Senior Secured Notes
6.00% GBP Senior Secured Notes due 2021	£990.0	990.0	990.0
5.50% GBP Senior Secured Notes due 2021	£628.4	635.8	636.1
5.375% USD Senior Secured Notes due 2021	$900.0	594.8	572.4
5.25% USD Senior Secured Notes due 2021	$447.9	303.0	291.9
5.50% GBP Senior Secured Notes due 2025	£387.0	387.0	387.0
5.125% GBP Senior Secured Notes due 2025	£300.0	300.0	300.0
5.50% USD Senior Secured Notes due 2025	$425.0	280.9	270.3
5.25% USD Senior Secured Notes due 2026	$1,000.0	664.0	639.1
4.875% GBP Senior Secured Notes due 2027	£525.0	525.0	525.0
6.25% GBP Senior Secured Notes due 2029	£400.0	402.9	402.9
Total Senior Secured Notes		5,083.4	5,014.7

Senior Notes
4.875% USD Senior Notes due 2022	$118.7	79.0	76.0
5.25% USD Senior Notes due 2022	$95.0	63.2	60.9
5.125% GBP Senior Notes due 2022	£44.1	44.4	44.4
6.375% USD Senior Notes due 2023	$530.0	350.3	337.1
7.00% GBP Senior Notes due 2023	£250.0	250.0	250.0
6.00% USD Senior Notes due 2024	$500.0	330.4	318.0
6.375% GBP Senior Notes due 2024	£300.0	300.0	300.0
4.50% EUR Senior Notes due 2025	€460.0	340.0	326.2
5.75% USD Senior Notes due 2025	$400.0	264.3	254.4
Total Senior Notes		2,021.6	1,967.0

6.50% USD Convertible Senior Notes due 2016	$54.8	37.2	35.9
Capital Lease Obligations		120.6	137.1
Vendor Financing		302.0	144.6
Total third-party debt and capital lease obligations		9,840.0	9,417.5

Less: cash and cash equivalents		131.2	19.4
Net third-party debt and capital lease obligations[26]		£9,708.8	£9,398.1

Exchange rate (€ to £)		1.3532	1.4099
Exchange rate ($ to £)		1.5132	1.5725

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Unitymedia Reports Preliminary Q3 2015 Results

Over 100,000 RGU Additions in Q3 with Strong Video Performance
Best Adjusted Segment EBITDA Growth in Four Quarters
Unitymedia GmbH ("Unitymedia") is the leading cable operator in Germany and the federal states of North Rhine-Westphalia ("NRW"), Hesse and Baden-Württemberg. We provide cable television services, as well as internet, telephony and mobile services, under our "Unitymedia" brand to 7.1 million customers.

Operating and financial highlights*:

•	Delivered 102,000 RGU[3] additions in Q3, driven by broadband momentum and low video attrition

◦	Added 58,000 broadband internet[4] and 47,000 telephony[5] RGUs in Q3, both up sequentially

◦	Video attrition of only 3,000 RGUs driven by our multi-dwelling unit ("MDU") segment, resulting in sequential and year-over-year improvements

◦	Horizon TV subscribers[27] increased by 51,000 in Q3, bringing our total base to 421,000

•	Successfully launched our new product portfolio in August, which offers more attractive price points for consumers as compared to our March product portfolio

◦	Gained 14,000 customers during Q3, our strongest third quarter result since 2010

◦	Improved tier mix of our bundled sales in Q3, as compared to Q2, with 70% taking 120 Mbps

◦	Initiated "real internet" campaign highlighting our speed superiority and a more segmented go-to-market approach

•	Strengthened our video proposition by adding 12 new high definition ("HD") channels and additional apps to our Horizon TV platform

•	Announced an average basic video price increase of 3.8% effective January 1, 2016, for up to 2.7 million households within our MDU video base

•	Rollout of our public WiFi network on track with over 1,000 activated public hotspots; seamless WiFi out-of-home connectivity planned with unlimited access for our broadband customers

•	Expanded new build/upgrade trials to our MDU segment to potentially increase the number of marketable homes over time

•	Monthly ARPU[8] per customer grew 7% to €23.06 in Q3

•	Revenue increased 6% for both Q3 and YTD to €542 million and €1,618 million, respectively

•	Adjusted Segment EBITDA[28] up 7% for both Q3 and YTD to €342 million and €1,013 million, respectively

•	Net earnings of €19.5 million in Q3 and net loss of €21.5 million YTD

•	Property, equipment and intangible asset additions[11] were 28% of revenue in Q3 and 27% YTD

* The financial figures contained in this release are prepared in accordance with EU-IFRS29. Unitymedia’s financial condition and results of operations will be included in Liberty Global’s condensed consolidated financial statements under U.S. GAAP12. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our condensed consolidated financial statements.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2015	2014

Footprint
Homes Passed[13]	12,749,700	12,687,000
Two-way Homes Passed[14]	12,538,200	12,357,500

Subscribers (RGUs)
Basic Video[15]	5,052,400	5,265,200
Enhanced Video[16]	1,462,400	1,299,300
Total Video	6,514,800	6,564,500

Internet[4]	3,044,600	2,818,100
Telephony[5]	2,865,500	2,683,000
Total RGUs	12,424,900	12,065,600

Q3 Organic RGU Net Additions (Losses)
Basic Video	(52,800)	(50,900)
Enhanced Video	50,200	32,100
Total Video	(2,600)	(18,800)

Internet	58,000	76,700
Telephony	46,800	63,100
Total organic RGU net additions	102,200	121,000

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[30]	22.4%	19.8%
Internet as % of Two-way Homes Passed[31]	24.3%	22.8%
Telephony as % of Two-way Homes Passed[31]	22.9%	21.7%

Customer Relationships
Customer Relationships[1]	7,134,300	7,103,300
RGUs per Customer Relationship	1.74	1.70
Q3 Monthly ARPU per Customer Relationship[8]	€23.06	€21.62

Customer Bundling
Single-Play	58.1%	60.8%
Double-Play	9.7%	8.5%
Triple-Play	32.2%	30.7%

Mobile Subscribers[19]
Total Mobile subscribers	349,700	296,100
Q3 organic Mobile net additions	13,400	21,700

Financial Results, Adjusted Segment EBITDA Reconciliation & Property, Equipment and Intangible Asset Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2015, and 2014.

	Three months ended September 30,			Nine months ended September 30,
	2015	2014	Change	2015	2014	Change
	in millions, except % amounts

Revenue	€542.2	€509.5	6.4%	€1,618.2	€1,521.8	6.3%

Adjusted Segment EBITDA	€342.3	€319.0	7.3%	€1,013.4	€947.2	7.0%

Depreciation and amortization	(197.4)	(178.6)		(582.7)	(532.7)
Impairment, restructuring and other operating items, net	(0.2)	3.7		(1.0)	1.1
Share-based compensation expense	(2.6)	(0.7)		(4.7)	(1.9)
Related-party fees and allocations[21]	(40.3)	(31.0)		(103.3)	(79.9)
Earnings before interest and taxes ("EBIT")	101.8	112.4		321.7	333.8

Net financial and other expense	(56.3)	(139.0)		(301.9)	(406.2)
Income tax expense	(26.0)	(8.5)		(41.3)	(13.3)
Net earnings (loss)	€19.5	€(35.1)		€(21.5)	€(85.7)

Adjusted Segment EBITDA as % of revenue	63.1%	62.6%		62.6%	62.2%

The table below highlights the categories of our property, equipment and intangible asset additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	in millions, except % amounts

Customer premises equipment	€31.5	€25.6	€87.3	€78.3
Scalable infrastructure	24.2	15.7	66.4	44.9
Line extensions/new build	11.7	9.7	34.4	31.9
Upgrade/rebuild	44.8	33.3	125.0	99.9
Support capital	5.1	6.0	18.2	18.5
Capitalized subscriber acquisition costs	21.3	19.2	62.3	54.0
Software and licenses	15.0	9.5	40.7	32.5
Property, equipment and intangible asset additions	153.6	119.0	434.3	360.0

Assets acquired under capital-related vendor financing arrangements	(35.4)	(24.1)	(108.4)	(65.0)
Changes in liabilities related to capital expenditures	(16.8)	0.9	(9.0)	18.2
Total capital expenditures[22]	€101.4	€95.8	€316.9	€313.2

Property, equipment and intangible asset additions as a % of revenue	28.3%	23.4%	26.8%	23.7%

Subscriber Statistics

Our strategy of providing superfast broadband speeds, bundled with Horizon TV and compelling video-on-demand features, continues to pay off. During Q3, we added 102,000 RGUs, while our monthly ARPU per customer increased 7% year-over-year. In August, we returned to our regular promotional campaign with a focus on high-value bundles that highlight our broadband superiority. The current product proposition replaced our tactical summer promotion that was running throughout June and July, which was aimed at supporting growth during a traditionally weaker seasonal period and a more price-aggressive competitive environment.

Our video attrition of only 3,000 RGUs in Q3 was largely driven by positive contributions from our MDU video business. This compared to a video loss of 19,000 RGUs in Q3 2014, although last year's result was impacted by a video price increase in September 2014 that took effect in a portion of our subscriber base in NRW and Hesse. Our next-generation video platform, Horizon TV, which is mainly bundled in our core- and high-tier triple-play packages together with Maxdome's subscription-based video-on-demand ("SVoD") content, added another 51,000 subscribers during Q3. As of September 30, 2015, we served 421,000 Horizon TV subscribers, which represents a significant upsell potential as only 6% of our total video base subscribed to our Horizon TV platform. We continued to enhance the value of our entertainment bundles by adding another 12 HD channels in Q3 to reach a total of 78 HD channels and we are currently working on increasing the capabilities of our Horizon Go multi-screen service. In addition, we added another 9,000 titles from Maxdome to our VoD library over the summer, bringing our total number of on-demand titles to over 35,000. We also recently entered into a new VoD partnership with the largest German commercial broadcaster, RTL, that will add even more on-demand and catch-up TV titles to our line-up.

In addition to our Horizon TV upsell strategy, which supports the growth in our video business, we announced an average basic video price increase of 3.8% for up to 2.7 million homes in our MDU video segment, effective January 1, 2016.

Our organic broadband internet RGU growth of 58,000 in Q3 showed another sequential increase, but was below our prior year Q3 performance of 77,000, due in part to our higher-priced portfolio offered this year and a tougher competitive environment. Our organic telephony RGU additions of 47,000 followed the internet trend, as 88% of our Q3 broadband additions selected a bundled service that includes fixed-line telephony. The tier mix of our bundled subscriber additions also improved during Q3, as more customers selected our core double- and triple-play offerings as compared to the entry-tier proposition, with 70% of our broadband gross additions taking speeds of at least 120 Mbps. Despite the incumbent's ongoing VDSL roll-out with speeds of up to 100 Mbps in selected areas, we remain the speed leader by offering consumers top speeds of 200 Mbps across our entire footprint, and we plan to further increase our top speeds to 400 Mbps during 2016. We believe that our core triple-play offer, which includes unlimited fixed voice and 120 Mbps internet speed, Horizon TV with SVoD and out-of-home capabilities, positions us well for continued broadband growth.
In late Q2, we initiated our public hotspot roll-out with the aim of offering our seamless out-of-home WiFi service in additional cities. We are also entering into cooperation with certain municipalities, such as the city of Stuttgart, to launch public WiFi services in those city centers. In addition to this public hotspot network, which currently offers over 1,000 access points, we plan to activate WiFi Spots at our customers' homes to create the most dense WiFi network in our footprint. This network will offer seamless and unlimited WiFi connectivity for our broadband customers outside their homes.
As part of our efforts to increase our marketable base, we have expanded the focus of our new build trials to also include the MDU segment. We are reviewing our options to connect certain buildings or upgrade/co-use in-home wiring within MDU buildings that currently offer their tenants TV service via satellite on the existing coaxial infrastructure. With respect to our ongoing SDU new build trials, where we are building the last drop to the premise and/or installing in-home wiring in exchange for a two-year minimum bundled product subscription, we have connected the first new homes to our network. These trials are being performed on a demand-led basis and are driving changes to our internal organization processes regarding footprint and marketable homes expansion. Our goal is to utilize a more pro-active go-to-market approach in areas which (i) are located in the proximity of our network or (ii) are connected to our network but currently use third-party satellite video solutions.

Financial Summary

Our revenue for the Q3 and YTD periods increased to €542 million and €1,618 million, respectively, an increase of 6% for each period, as compared to the prior-year periods. This growth was primarily attributable to higher cable subscription revenue, driven by an increase in ARPU per RGU as well as growth in subscribers. On a YTD basis, the increase was partially offset by the €9 million negative impact of a favorable revenue settlement during Q1 2014, of which €8 million positively impacted our Adjusted Segment EBITDA in the prior-year period. We delivered 7% Adjusted Segment EBITDA growth for both Q3 and YTD, primarily due to the aforementioned revenue growth drivers that outpaced an increase in expenses, largely due to increases in staff-related costs as well as higher programming and copyright costs. The Q3 2015 Adjusted Segment EBITDA growth was the strongest growth in four quarters and increased our Adjusted Segment EBITDA margin 50 basis points year-over-year to 63.1%, the highest quarterly margin ever.

Our property, equipment and intangible asset additions were 28% of revenue in Q3, as compared to 23% in the prior-year period. On a YTD basis, our property, equipment and intangible asset additions were 27% of revenue, as compared to 24% for the same period in 2014. The higher spend during these two periods, in both absolute and percentage of revenue terms, was largely attributable to (i) increases in upgrade/rebuild spend, driven by investments for B2B and in-home installations, and (ii) increases in scalable infrastructure spend, including higher node splits and backbone investments.

Summary of Third-Party Debt, Finance Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of Unitymedia's consolidated third-party debt, finance lease obligations and cash and cash equivalents as of the dates indicated:

	September 30, 2015		June 30, 2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Super Senior Revolving Credit Facility (Euribor+2.25%) due 2020	€80.0	€—	€—
Senior Revolving Credit Facility (Euribor+2.75%) due 2020	€420.0	—	—
Total Senior Credit Facilities		—	—

Senior Secured Notes
5.500% EUR Senior Secured Notes due 2022	€585.0	585.0	585.0
5.125% EUR Senior Secured Notes due 2023	€450.0	450.0	450.0
5.500% USD Senior Secured Notes due 2023	$1,000.0	894.3	896.6
5.625% EUR Senior Secured Notes due 2023	€315.0	315.0	315.0
5.750% EUR Senior Secured Notes due 2023	€450.0	450.0	450.0
4.000% EUR Senior Secured Notes due 2025	€1,000.0	1,000.0	1,000.0
5.000% USD Senior Secured Notes due 2025	$550.0	491.8	493.1
3.500% EUR Senior Secured Notes due 2027	€500.0	500.0	500.0
6.250% EUR Senior Secured Notes due 2029	€475.0	475.0	475.0
Total Senior Secured Notes		5,161.1	5,164.7

Senior Notes
6.125% USD Senior Notes due 2025	$900.0	804.9	807.0
3.750% EUR Senior Notes due 2027	€700.0	700.0	700.0
Total Senior Notes		1,504.9	1,507.0

Finance lease obligations		5.0	5.1
Vendor financing		135.9	126.3
Accrued third-party interest, net of transaction costs		42.6	99.8
Total third-party debt and finance lease obligations		6,849.5	6,902.9

Less: cash and cash equivalents		2.5	3.2
Net third-party debt and finance lease obligations[26]		€6,847.0	€6,899.7

Exchange rate ($ to €)		1.1182	1.1153

At September 30, 2015, our fully-swapped third-party debt borrowing cost25 was 4.8%, down from 4.9% at June 30, 2015. The average tenor of our third-party debt exceeds 9 years. Based on the results for Q3 2015, and subject to the completion of our Q3 2015 compliance reporting requirements, (i) the ratio of Senior Secured Debt to Annualized EBITDA (last two quarters annualized) was 3.73x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.81x, each as defined in, and calculated in accordance with, our Senior Revolving Credit Facilities. As of September 30, 2015, we had maximum undrawn commitments of €500 million. When the September 30, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available.

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Ziggo Reports Preliminary Q3 2015 Results

Operational Performance Improved; Q3 Broadband Additions Rebound
New Ziggo Sport Channel Launched in November
Ziggo Group Holding B.V. ("Ziggo") is a leading provider of entertainment, information and communication services in the Netherlands through innovative television, internet, telephony and mobile services. At September 30, 2015 we provided 9.8 million service subscriptions to our 4.1 million customers.

Operating and financial highlights*:

•	Net loss of 18,000 RGUs[3] in Q3 reflects improvement compared to Q2 2015

◦	Broadband[4] RGU additions of 29,000 in Q3, up 40,000 compared to the losses in Q2 2015

◦	Lower net attrition sequentially across our video and telephony business in Q3

◦	The quality program implemented in July has supported operational improvements

◦	We anticipate continued positive operational developments as a result of the quality program

•	Investments in innovation are paying off with encouraging results for Horizon TV & MyPrime

◦	128,000 new Horizon TV subscribers, growing our next-generation TV base to 565,000 in Q3

◦	Summer campaign centered around Replay TV propelled active user base to 365,000

◦	Popular multi-screen service, Horizon Go, grew sequentially by 37% to 700,000 users

◦	Our subscription video-on-demand ("SVoD") service, MyPrime, had over 250,000 active users in September, and generated two thirds of the on-demand streams on Horizon Go

•	Gained 2,000 new mobile subscribers in Q3, increasing our total base to 181,000

◦	Successful launch of our new 4G mobile service in October, offering higher data caps

◦	Combination of our superior fixed and WiFi networks, along with 4G mobile service, provides fast, reliable and seamless connectivity for our customers across the Netherlands

•	Launch of "Ziggo Sport" channel in November will leverage our Sport1 platform

◦	24/7 sports channel will be available exclusively to all of our customers at no additional cost

◦	Content includes a wide selection of premium international and national sporting events

•	ARPU[8] per customer increased 3% year-over-year to €44.62 in Q3

•	Rebased[7] revenue decreased 2% to €613 million in Q3 and 1% to €1,858 YTD, primarily the result of RGU losses

•	Rebased Segment OCF[10] declined by 1% to €349 million and 3% to €1,011 million YTD with Q3 reflecting an improvement compared to rebased declines during the first and second quarters of 2015

•	Operating income was €40 million in Q3 and €82 million YTD

•	Property and equipment additions[11] were 19% and 18.5% of revenue in Q3 and YTD, respectively
* The financial figures contained in this release are prepared in accordance with U.S. GAAP12. The financial and operating information included herein as of and for the three and nine months ended September 30, 2014, and for other periods that precede the November 11, 2014 acquisition date of Ziggo, is presented on a pro forma basis that gives effect to the transfers of Ziggo Holding B.V. (“Ziggo Holding”) and Ziggo Services B.V. ("Ziggo Services"), formerly known as UPC Nederland B.V., into Ziggo (collectively, “the Netherlands Reorganization”) as if they had occurred on January 1, 2014. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 32 on page 41.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2015	2014
	Historical	Pro forma[32]
Footprint
Homes Passed[13]	7,014,700	6,967,400
Two-way Homes Passed[14]	7,000,500	6,953,700

Subscribers (RGUs)[3]
Basic Video[15]	803,400	943,400
Enhanced Video[16]	3,336,400	3,390,700
Total Video	4,139,800	4,334,100
Internet[4]	3,094,900	3,050,200
Telephony[5]	2,545,400	2,586,000
Total RGUs	9,780,100	9,970,300

Q3 Organic RGU Net Additions (Losses)
Basic Video	(32,100)	(43,000)
Enhanced Video	(11,400)	10,900
Total Video	(43,500)	(32,100)
Internet	29,200	29,500
Telephony	(3,700)	400
Total organic RGU net losses	(18,000)	(2,200)

Penetration
Enhanced Video Subscribers as a % of Total Video Subscribers[30]	80.6%	78.2%
Internet as a % of Two-way Homes Passed[31]	44.2%	43.9%
Telephony as a % of Two-way Homes Passed[31]	36.4%	37.2%

Customer Relationships
Customer Relationships[1]	4,141,700	4,336,500
RGUs per Customer Relationship	2.36	2.30
Q3 monthly ARPU per Customer Relationship[8]	€44.62	€43.49

Customer Bundling
Single-Play	23.8%	27.3%
Double-Play	16.2%	16.3%
Triple-Play	60.0%	56.4%

Mobile Subscribers[19]
Total Mobile subscribers	180,900	103,500
Q3 organic Mobile net additions	2,100	29,800

Q3 Monthly ARPU per Mobile Subscriber[20]
Excluding interconnect revenue	€13.41	€15.69
Including interconnect revenue	€14.83	€17.29

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2015, and 2014.

	Three months ended September 30,		Change		Nine months ended September 30,		Change
	2015 Historical	2014 Pro forma[32]	Pro forma %	Rebased %	2015 Historical	2014 Pro forma[32]	Pro forma %	Rebased %

	in millions, except % amounts
Revenue	€612.7	€631.6	(3.0%)	(2.1%)	€1,858.4	€1,896.3	(2.0%)	(1.2%)

Segment OCF	€349.3	€357.6	(2.3%)	(1.2%)	€1,010.8	€1,054.9	(4.2%)	(3.2%)
Share-based compensation expense	(2.0)	(0.2)			(4.2)	(1.5)
Related-party fees and allocations[21]	(42.5)	(39.4)			(107.6)	(113.4)
Depreciation and amortization	(254.6)	(232.5)			(797.9)	(698.4)
Impairment, restructuring and other operating items, net	(9.9)	(4.3)			(19.1)	(6.2)
Operating income	€40.3	€81.2			€82.0	€235.4

Segment OCF as a percentage of revenue	57.0%	56.6%			54.4%	55.6%

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	Historical	Pro forma[32]	Historical	Pro forma[32]
	in millions, except % amounts

Customer premises equipment	€59.3	€28.8	€147.4	€103.2
Scalable infrastructure	15.1	34.1	64.5	75.6
Line extensions	13.1	10.1	42.0	33.2
Upgrade/rebuild	12.8	14.0	38.6	54.8
Support capital	16.9	40.6	51.2	130.5
Property and equipment additions	117.2	127.6	343.7	397.3
Assets acquired under capital-related vendor financing arrangements	(28.4)	(2.8)	(46.2)	(10.3)
Assets acquired under capital leases	—	(0.6)	(2.8)	(3.1)
Changes in liabilities related to capital expenditures	(5.2)	9.7	6.2	7.2
Total capital expenditures[22]	€83.6	€133.9	€300.9	€391.1

Property and equipment additions as a percentage of revenue	19.1%	20.2%	18.5%	21.0%

Subscriber Statistics

During Q3, Ziggo lost 18,000 RGUs as a result of the highly competitive Dutch market and a price increase implemented on July 1 in the former UPC footprint. However, this performance represents a significant improvement compared to our Q2 results on the back of broadband growth and lower overall video and telephony attrition. This improved performance is partly the result of a program initiated in July that focuses on video quality and the overall customer experience, and the introduction of more aggressive promotional offers to new subscribers in mid-July. As a result of the quality program, we are on track to significantly reduce truck rolls, customer calls and call center wait times in the second half of the year in comparison to the first half. In mid-July, we initiated a new marketing and sales campaign for our high-value portfolio, which is centered around Horizon TV and superior broadband speeds. This new go-to-market strategy includes an extended promotional period of six months for new subscribers and has gained traction in sales during the latter half of Q3. In addition, this new campaign improved the Ziggo brand awareness in the former UPC areas, which generated better sales levels in that part of our footprint during Q3.

On the product side, our video attrition in Q3 improved sequentially by 13,000 RGUs, mainly as a result of higher sales. The higher sales were partially related to the above mentioned initiatives and increased take-up of our unique and competitive Horizon TV product bundle. Due in part to our dedicated summer campaign that was centered around Replay TV, our next-generation TV platform added a record 128,000 subscribers in Q3, increasing our Horizon TV base to 565,000. Replay TV has resonated well with our customers, as we expanded the number of active users by 80% to 365,000 in the quarter. In addition, our award-winning multi-screen service Horizon Go provides for the streaming of more than 100 linear channels, including 42 in HD. The success of the Replay TV and Horizon Go features of Horizon TV supports our belief that we have a significant opportunity to grow our current Horizon TV user base.

On the broadband front, we added 29,000 new broadband internet RGUs in Q3, primarily driven by a successful up-sell strategy and better sales due to our extended promotional period for new subscribers. Within our broadband base, our customers subscribed to an average download speed of 93 Mbps at the end of Q3. In terms of fixed telephony, we reduced our losses considerably on a sequential basis to 4,000 RGUs, which was only slightly below the RGU performance in the prior year period. With respect to our mobile business, we added 2,000 subscribers during Q3, bringing our total mobile subscriber count to 181,000. In October, we launched our new portfolios for the consumer and business markets, which further enhance the value provided to our customers. The new mobile bundles offer more value at no additional cost, including 4G speeds, 50% more data and calls plus unlimited texts within Europe to the Netherlands. We look forward to becoming the leading challenger in the Dutch mobile market through our offering of seamless connectivity and great value by combining our superior fixed network with our WiFi network and high-speed 4G mobile service.

On November 2, we announced the launch of Ziggo Sport, an exclusive and unique sports channel that will be bundled into our basic cable subscription at no additional cost. This new 24/7 sports channel will broadcast a wide selection of live sports programs, such as premium football, including the Spanish Primera Division, Formula 1 racing, WTA and ATP tennis, NBA basketball, Six Nations Rugby, Diamond League Athletics, Beach Volleyball World Tour and PGA golf. Ziggo Sport, which will be hosted by well-known Dutch sports anchor Jack van Gelder, will provide more entertainment value to our customers with the aim of becoming the 'Home of Sports'.

With regard to the integration, we continue to make good progress and expect the reorganization to be completed by year-end. As part of the reorganization, Ziggo has appointed Ritchy Drost, a seasoned and successful Liberty Global executive with over 15 years of Telecommunications, Media and Technology experience in the Dutch market, as the new Chief Financial Officer to support the further development of the company.

Financial Summary

On a rebased basis, total revenue decreased 2% to €613 million in Q3 and 1% to €1,858 million YTD, as compared to the corresponding prior-year periods. These decreases are primarily attributable to decreases in (i) cable subscription revenue, driven by lower average numbers of RGUs, and (ii) other revenue from set-top box sales due to increased emphasis on the rental of set-top boxes in the former Ziggo footprint. These revenue declines were partially offset by higher mobile subscription revenue, primarily attributable to growth in the average numbers of subscribers.

From a rebased perspective, Segment OCF contracted 1% to €349 million in Q3 and 3% to €1,011 million YTD, as compared to the corresponding prior-year periods. The declines in Segment OCF are primarily due to the aforementioned revenue decreases. Our OCF growth rate during Q3 was an improvement as compared to Q2, due largely to the phasing of integration costs, which were €8 million during Q2 and €2 million during Q3.
The decreases in property and equipment additions in absolute terms and as a percent of revenue, for both Q3 and YTD, are primarily attributable to lower non-CPE additions, as we discontinued certain projects initiated by Ziggo in the pre-acquisition periods. These decreases were partly offset by increases in CPE spend related to the roll-out of Horizon TV in the former Ziggo footprint.
Looking ahead, given the lack of recent subscriber growth and the current competitive environment, we expect the fourth quarter of 2015 to remain challenging with respect to rebased revenue growth. We are delivering on the Ziggo synergy plan, which we expect to deliver a favorable impact on Segment OCF performance in Q4 2015.
Our current marketing campaigns highlight the value of our compelling bundles and brand. To strengthen our position in the market, we will continue to invest in our superior network and products, including the launch of our new exclusive sports channel Ziggo Sport.

Summary of Third-Party Debt, Capital Lease Obligations and Cash

The following table details the nominal value and euro equivalent of the carrying value of Ziggo's consolidated third-party debt, capital lease obligations and cash as of the dates indicated:

	September 30,		June 30,
	2015		2015
	Nominal value	Carrying value	Carrying value
	in millions
Senior Credit Facilities
Term Loan B (LIBOR + 2.75%) USD due 2022	$2,350.0	€2,073.5	€2,078.0
Term Loan B (EURIBOR + 3.00%) EUR due 2022	€2,000.0	1,981.7	1,981.0
New Ziggo Credit Facility (EURIBOR + 3.75%) EUR due 2021	€689.2	689.2	689.2
Ziggo Revolving Facilities EUR due 2020	€800.0	—	200.0
3.75% EUR Senior Secured Proceeds Loan due 2025	€800.0	800.0	800.0
4.625% EUR Senior Proceeds Loan due 2025	€400.0	400.0	400.0
5.875% USD Senior Proceeds Loan due 2025	$400.0	357.7	358.6
Elimination of the Proceeds Loans in consolidation		(1,557.7)	(1,558.6)
Total Senior Credit Facilities		4,744.4	4,948.2

Senior Secured Notes
3.625% EUR Senior Secured Notes due 2020	€71.7	73.5	73.6
3.75% EUR Senior Secured Notes due 2025	€800.0	800.0	800.0
Total Senior Secured Notes		873.5	873.6

Senior Notes
7.125% EUR Senior Notes due 2024	€743.1	811.6	813.2
4.625% EUR Senior Notes due 2025	€400.0	400.0	400.0
5.875% USD Senior Notes due 2025	$400.0	357.7	358.6
Total Senior Notes		1,569.3	1,571.8

Vendor financing		59.9	20.9
Capital lease obligations		0.3	0.4
Total third-party debt and capital lease obligations		7,247.4	7,414.9

Less: cash		12.0	10.1
Net third-party debt and capital lease obligations[26]		€7,235.4	€7,404.8

Exchange rate ($ to €)		1.1182	1.1153

At September 30, 2015, our fully-swapped third-party debt borrowing cost25 was 5.3%. The average tenor of our third-party debt exceeded 7 years. Based on the results for Q3 2015, and subject to the completion of our Q3 2015 compliance reporting requirements, (i) the ratio of Senior Net Debt to Annualized EBITDA (last two quarters annualized) was 3.73x and (ii) the ratio of Total Net Debt to Annualized EBITDA (last two quarters annualized) was 4.77x, each as defined in, and calculated in accordance with, our Senior Credit Facilities. As of September 30, 2015, we had maximum undrawn commitments of €800 million. When the September 30, 2015 compliance reporting requirements are completed, we anticipate €662 million will be available.

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UPC Holding Reports Preliminary Q3 2015 Results
113,000 RGU Additions and Record Horizon TV Growth in Q3
Q3 Rebased Segment OCF Growth of 4%
UPC Holding B.V. ("UPC Holding") connects people to the digital world and enables them to discover and experience its endless possibilities. Our market-leading triple- and quad-play services are provided through next-generation networks and innovative technology platforms in seven countries that connected 6.7 million customers subscribing to 12.4 million television, broadband and telephony services as of Q3 2015.

Operating and financial highlights*:

•	Delivered 113,000 RGU[3] additions in Q3, driven by improved organic subscriber growth across the Central and Eastern Europe ("CEE") region

◦	Video attrition in Q3 was the lowest in nearly three years, supported by solid growth in our direct-to-home ("DTH") satellite[33] business and better cable video trends in CEE

◦	Q3 broadband[4] RGU additions of 41,000 were in line with the first two quarters of 2015

◦	Telephony[5] RGU additions in Q3 doubled year-over-year to 71,000, mainly driven by Romania

◦	Q3 ARPU[8] per customer up 2% year-over-year on an FX-neutral[23] basis to €27.00

•	Continued focus on product innovation to enhance the customer experience

◦	Record quarterly Horizon TV additions in Q3 with 57,000 new subscribers

◦	Increased our top broadband speeds in three markets, including 500 Mbps throughout our Swiss and Slovakian footprints and 300 Mbps in the Czech Republic

◦	Announced plans to double broadband speeds for the majority of our subscriber base in Switzerland, effective January 2016

◦	Rollout of "WiFree" spots in Austria in October, increasing our WiFi network reach to 2.4 million access points across six UPC countries

•	Increased our mobile[19] base by 12,000 postpaid subscribers in Q3, in-line with Q2 additions

◦	Launched new Swiss mobile offer in September, including LTE speeds and split airtime and handset contracts

◦	Center stage quad-play offering in Switzerland marketed at CHF 94 (excl. basic cable fee)

•	Accelerated footprint expansion in Poland, Romania and Hungary in 2015, as compared to 2014; detailed review underway to explore medium-term network extension opportunities to drive growth

•	Streamlined UPC leadership with all CEE countries now reporting into our Swiss CEO and CFO

•	Rebased[7] revenue growth of 2% in both Q3 and YTD

◦	Driven by Swiss/Austrian rebased revenue growth of 3% for both periods

•	Rebased Segment OCF[10] increased 4% in Q3 and 1% during YTD period

◦	Swiss/Austrian business delivered strong 7% rebased Segment OCF growth in Q3

•	Property and equipment additions[11] were 19% and 20% of revenue in Q3 and YTD, respectively

* The financial figures contained in this release are prepared in accordance with U.S. GAAP12. During Q1 2015, Liberty Global completed certain internal reorganizations of its broadband and wireless communications businesses in Europe that resulted in the transfer of (i) UPC Broadband Ireland Ltd. and its subsidiaries, (ii) UPC Nederland Holding I B.V. and its subsidiaries, including Ziggo Services B.V. and (iii) certain entities (the "Corporate Entities") from UPC Holding to certain other Liberty Global subsidiaries outside of UPC Holding (collectively, the "Common Control Transfers"). The Corporate Entities incur central and other administrative costs that are allocated to Liberty Global’s operating subsidiaries, including UPC Holding following the transfer of the Corporate Entities. We have accounted for the Common Control Transfers at carryover basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to these transactions for all periods presented.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2015	2014

Footprint
Homes Passed[13]	12,532,800	11,990,600
Two-way Homes Passed[14]	12,285,000	11,630,900

Subscribers (RGUs)[3]
Basic Video[15]	1,643,500	1,849,000
Enhanced Video[16]	3,530,500	3,408,000
DTH[33] and MMDS[17]	799,100	749,900
Total Video	5,973,100	6,006,900

Internet[4]	3,879,300	3,664,600
Telephony[5]	2,582,500	2,404,800
Total RGUs	12,434,900	12,076,300

Q3 Organic RGU Net Additions (Losses)
Basic Video	(46,300)	(81,600)
Enhanced Video	29,000	63,300
DTH and MMDS	18,200	3,800
Total Video	900	(14,500)

Internet	40,600	60,600
Telephony	71,300	29,800
Total organic RGU net additions	112,800	75,900

Penetration
Enhanced Video Subscribers as % of Total Cable Video Subscribers[30]	68.2%	64.8%
Internet as % of Two-way Homes Passed[31]	31.6%	31.5%
Telephony as % of Two-way Homes Passed[31]	21.0%	20.7%

Customer Relationships
Customer Relationships[1]	6,734,200	6,751,100
RGUs per Customer Relationship	1.85	1.79
Q3 Monthly ARPU per Customer Relationship[8]	€27.00	€25.05

Customer Bundling
Single-Play	47.9%	51.1%
Double-Play	19.5%	18.9%
Triple-Play	32.6%	30.0%

Mobile Subscribers[19]
Total Mobile subscribers	65,400	24,800
Q3 organic Mobile net additions	12,000	1,700

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2015, and 2014.

	Three months ended September 30,			Rebased Change	Nine months ended September 30,		Rebased Change
	2015		2014		2015	2014
	in millions, except % amounts
Revenue
Switzerland/Austria	€393.8		€347.6	2.7%	€1,189.4	€1,033.6	3.1%
Central and Eastern Europe	239.5		235.4	1.6%	718.9	708.2	1.2%
Total	€633.3		€583.0	2.3%	€1,908.3	€1,741.8	2.4%

Segment OCF
Switzerland/Austria	€242.5		€205.5	6.6%	€697.9	€600.7	3.7%
Central and Eastern Europe	107.3		108.5	(1.3)%	319.1	331.1	(3.9)%
Other	(0.7)		(0.2)	N.M.	(0.8)	(0.8)	N.M.
Total Segment OCF	349.1		313.8	3.9%	1,016.2	931.0	1.2%

Share-based compensation expense	(5.3)	—	(1.5)		(8.9)	(3.9)
Related-party fees and allocations, net[21]	(79.4)		(47.9)		(210.8)	(164.4)
Depreciation and amortization	(140.5)		(132.1)		(432.9)	(389.3)
Impairment, restructuring and other operating items, net	0.4		2.8		(9.3)	4.6
Operating income	€124.3		€135.1		€354.3	€378.0

Segment OCF as percentage of revenue	55.1%		53.8%		53.3%	53.5%

N.M. - not meaningful

The following table provides details of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	in millions, except % amounts
Customer premises equipment	€29.7	€43.0	€156.0	€142.3
Scalable infrastructure	25.3	23.5	63.8	69.5
Line extensions	21.3	13.9	59.4	36.0
Upgrade/rebuild	22.4	13.3	52.8	39.2
Support capital	20.3	14.3	48.3	35.4
Property and equipment additions	119.0	108.0	380.3	322.4
Assets acquired under capital-related vendor financing arrangements	(128.2)	(77.8)	(414.0)	(230.6)
Assets contributed by parent company[34]	(5.0)	(5.8)	(12.5)	(14.7)
Assets acquired under capital leases	—	(0.4)	(0.6)	(0.7)
Changes in current liabilities related to capital expenditures	73.2	27.8	156.6	96.6
Total capital expenditures[22]	€59.0	€51.8	€109.8	€173.0

Regional Property and Equipment Additions
Switzerland/Austria	€73.2	€62.1	€198.4	€177.8
Central and Eastern Europe	64.5	52.2	166.3	130.0
Other[35]	(18.7)	(6.3)	15.6	14.6
Total	€119.0	€108.0	€380.3	€322.4

Property and equipment additions as a percentage of revenue	18.8%	18.5%	19.9%	18.5%

Subscriber Statistics

Our subscriber momentum continued to improve in Q3, as we added 113,000 RGUs in the quarter. This represents our best quarterly RGU performance for the collective UPC countries since Q4 2013 and a 49% improvement on a year-over-year basis. This acceleration was driven by solid improvement in RGU additions in all CEE countries, except for Hungary, and was partially offset by a weaker RGU trend in our Swiss/Austrian segment, which reported a net decline of 5,000 RGUs in Q3. In particular, our Swiss operation lost 13,000 RGUs as a result of lower sales and elevated churn, due in part to our announced basic cable price increase of 7% on average, which will become effective on January 1, 2016. As a result of continued investments in our network and our video products in Switzerland, such as the expansion of HD channel line-ups and Horizon Go out-of-home functionalities, we believe we remain well-positioned in the Swiss market.

From a product perspective, our video RGU base remained flat, our best quarterly video performance in nearly three years and our best Q3 result since 2006. This result was mainly driven by a 20,000 video RGU improvement in Poland, mainly due to lower churn on lower-end video services, and stronger DTH traction in Romania following the analog terrestrial switch-off in that market. Our Horizon TV platform continued to attract new subscribers in the three UPC markets where we have launched our next-generation video platform. We added a record 57,000 new Horizon TV subscribers, including 32,000 in Poland and 19,000 in Switzerland, to reach a base of 366,000.

As compared to Q3 2014, we more than doubled our telephony RGU additions in Q3 2015, adding 71,000 subscribers. This was largely due to up-selling success in Romania and, to a lessor extent, higher take-up in both Switzerland and Austria. With respect to broadband, we added 41,000 internet RGUs during the quarter, a decline from the 61,000 RGUs in Q3 2014, but in line with the first two quarters of 2015. The decline was partially attributable to 13,000 fewer internet additions in Switzerland/Austria on a year-over-year basis, resulting from a combination of lower sales and higher churn.

With respect to our product roadmap, we launched top speeds of 500 Mbps in Switzerland (June), Slovakia (September) and 300 Mbps in the Czech Republic (August), reconfirming our speed leadership across our local footprints. With these higher speeds in place, we have bolstered our bundled offers, but at higher price points. For example in Switzerland, we are now offering our core triple-play bundle that includes 200 Mbps (as compared to 125 Mbps) and Horizon TV, although at a pricing level that is now only marginally cheaper than the incumbent's core triple-play, when including our basic cable charge. For the majority of our existing broadband subscribers in Switzerland, we have announced broadband speeds will be doubled at the beginning of 2016, which will result in a price increase of 4 CHF for certain customers. In Austria, we launched our Wi-Free network during October and now offer over 300,000 access points with seamless WiFi connectivity for our broadband customers. In addition, Horizon Go is now available over UPC Austria's wireless network, with 81 channels available out-of-home, including 21 in HD quality.

In September, we launched our new mobile proposition for our customers in Switzerland. These new offers include LTE speeds, rich data allowances of up to eight GB per month and unlimited voice and SMS messaging within Switzerland. In Austria, we provide mobile speeds of 30 Mbps with unlimited data. Our strategy is focused on penetrating our fixed-line base with mobile products to increase customer loyalty and reduce churn. Our Q3 mobile additions were in line with our Q2 2015 results, as we added 12,000 postpaid subscribers during Q3, including 5,000 in Switzerland.

We have extended our network reach organically by an incremental 310,000 new homes YTD, which is 193,000 more as compared to the same YTD period in 2014. Most of these new premises were built in Romania, Poland, and Hungary at a relatively low cost. There is an extensive review underway to explore medium-term network extension opportunities to drive future growth across our footprint.

Financial Summary

On a rebased basis, total revenue increased 2% for the three and nine months ended September 30, 2015, to €633 million and €1,908 million, respectively, as compared to the corresponding prior-year periods. These increases were driven by revenue growth in our Swiss/Austrian segment and, to a lesser extent, our CEE operations. Our Swiss/Austrian segment delivered 3% rebased revenue growth during both the three and nine months ended September 30, 2015, mainly attributable to increases in cable subscription revenue that were driven by higher ARPU per RGU and growth in subscribers. Rebased revenue growth at our CEE operation was 2% during the three-month period and 1% during the nine-month period, primarily driven by subscriber growth in Romania, Hungary and Poland. This growth was only partially offset by lower ARPU per RGU in Poland and in our DTH operations, where we continue to face an increase in VAT that was effective January 1, 2015. The total negative revenue impact of this recurring VAT change on a year-over-year basis was €3 million and €9 million in Q3 and YTD, respectively.

Our rebased Segment OCF increased 4% to €349 million during Q3 and 1% to €1,016 million YTD, as compared to the corresponding prior-year periods. Our Swiss/Austrian segment reported rebased Segment OCF growth of 7% in Q3, representing our best quarterly OCF growth since Q1 2014. This was primarily driven by the aforementioned revenue increases and lower sales and marketing spend. Our CEE operations reported declines in rebased Segment OCF of 1% and 4%, respectively, compared to the corresponding prior-year periods. These results include the impact of the aforementioned revenue drivers and, for the YTD period, the negative impact of a €5 million favorable nonrecurring settlement recorded in Poland during Q1 2014.

Our overall Q3 Segment OCF margin expanded by 130 basis points on a year-over-year basis to 55.1%, primarily related to the factors mentioned above.

Property and equipment additions were 18.8% of revenue in Q3 2015, as compared to 18.5% in the prior-year period. For the first nine months of 2015, property and equipment additions were 19.9% of revenue, up from 18.5% in the respective prior-year period. The increases in both 2015 periods were mainly related to higher investments in line extensions and upgrade projects primarily in our CEE region.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and euro equivalent of the carrying value of UPC Holding's consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	September 30,		June 30,
	2015		2015
	Nominal Value	Carrying Value	Carrying Value
	in millions
Senior Credit Facility
Facility AH (LIBOR + 2.50%) USD due 2021	$1,305.0	€1,164.6	€1,167.6
Facility AM (EURIBOR + 2.75%) EUR due 2021	€990.1	50.0	—
7.250% USD Facility AC due 2021	$675.0	603.6	605.2
6.875% USD Facility AD due 2022	$675.0	603.6	605.2
4.000% EUR Facility AK due 2027	€600.0	600.0	600.0
5.375% USD Facility AL due 2025	$1,140.0	1,019.5	1,022.1
Elimination of Facilities AC, AD, AK and AL in consolidation		(2,826.7)	(2,832.5)
Total Senior Credit Facilities		1,214.6	1,167.6

Senior Secured Notes
7.250% USD Senior Secured Notes due 2021	$675.0	603.6	605.2
6.875% USD Senior Secured Notes due 2022	$675.0	603.6	605.2
5.375% USD Senior Secured Notes due 2025	$1,140.0	1,018.0	1,020.6
4.000% EUR Senior Secured Notes due 2027	€600.0	600.0	600.0
Total Senior Secured Notes		2,825.2	2,831.0

Senior Notes
6.375% EUR Senior Notes due 2022	€600.0	595.9	595.7
6.750% EUR Senior Notes due 2023	€450.0	450.0	450.0
6.750% CHF Senior Notes due 2023	CHF 350.0	321.1	335.6
Total Senior Notes		1,367.0	1,381.3

Vendor financing		557.6	501.6
Capital lease obligations		23.4	24.6
Total third-party debt and capital lease obligations		5,987.8	5,906.1

Less: cash and cash equivalents		48.6	27.2
Net third-party debt and capital lease obligations[26]		€5,939.2	€5,878.9

Exchange rate ($ to €)		1.1182	1.1153
Exchange rate (CHF to €)		1.0901	1.0430

At September 30, 2015, our fully-swapped third-party debt borrowing cost25 was 5.3%, down from 5.4% at June 30, 2015. The average tenor of our third-party debt was nearly eight years. Based on the results for Q3 2015, and subject to the completion of our Q3 2015 compliance reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized) was 3.38x and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized) was 4.47x, each as defined in, and calculated in accordance with, the UPC Broadband Holding Bank Facility. As of September 30, 2015, we had maximum undrawn commitments of €940 million. When the September 30, 2015 compliance reporting requirements are completed, we anticipate €666 million will be available based on our most restrictive debt incurrence covenant.

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VTR Reports Preliminary Q3 2015 Results

Strong Broadband Performance Driving Q3 Subscriber Gain of 17,000
Achieved Q3 Segment OCF Growth of 11% Year-over-Year

VTR Finance B.V., including VTR GlobalCom SpA and its subsidiaries (collectively, "VTR"), is the leading cable operator in Chile, offering video, broadband internet, fixed-line telephony and mobile voice and data services to its 1.3 million customers across the country.

Operating and financial highlights*:

•	Q3 gains in both customer[1] and RGU[3] bases continue to support robust financial performance

◦	Added 9,000 customers in Q3, our third consecutive quarter of customer growth

◦	Delivered 17,000 RGU additions in Q3, nearly double Q3 2014 additions of 9,000

▪	Q3 results driven by our best third quarter broadband[4] additions in four years

▪	Improved year-over-year Q3 RGU performance in all three fixed-line products

▪	“Vive Más” bundles, which launched in February 2015, continue to resonate with subscribers

•	Introduced next-generation video-on-demand user interface in first city during October 2015; full next-generation TV launch planned for 2016

•	Q3 mobile subscriber[19] base increased 33% over Q3 2014 to 134,000 in total

◦	Added 31,000 postpaid mobile subscribers YTD, including 6,000 in Q3

◦	Launched Long Term Evolution ("LTE") mobile services during Q3

•	Reported Q3 revenue of CLP 138.3 billion and Segment OCF[10] of CLP 55.7 billion

◦	Reflects solid year-over-year growth of 7% in revenue and 11% in Segment OCF

◦	Q3 Segment OCF margin improved 150 basis points to 40%

•	Operating income increased to CLP 78.5 billion YTD, including CLP 28.5 billion in Q3

•	Ended Q3 with a Consolidated Net Leverage Ratio[36] of 3.87x including cash and cash equivalents of CLP 61.4 billion

* The financial figures contained in this release are prepared in accordance with U.S. GAAP12.

Operating Statistics Summary

	As of and for the three months ended September 30,
	2015	2014

Footprint
Homes Passed [13]	3,034,900	2,968,900
Two-way Homes Passed [14]	2,518,000	2,449,200

Subscribers (RGUs)
Basic Video[15]	97,500	116,200
Enhanced Video[16]	928,700	892,800
Total Video	1,026,200	1,009,000

Internet[4]	993,600	932,600
Telephony[5]	699,000	705,400
Total RGUs	2,718,800	2,647,000

Q3 Organic RGU Net Additions (Losses)
Basic Video	(4,700)	(6,000)
Enhanced Video	8,000	7,100
Total Video	3,300	1,100

Internet	15,900	11,600
Telephony	(1,900)	(3,500)
Total organic RGU net additions	17,300	9,200

Penetration
Enhanced Video Subscribers as % of Total Video Subscribers[30]	90.5%	88.5%
Internet as % of Two-way Homes Passed[31]	39.5%	38.1%
Telephony as % of Two-way Homes Passed[31]	27.8%	28.8%

Customer Relationships
Customer Relationships[1]	1,259,800	1,229,900
RGUs per Customer Relationship	2.16	2.15
Q3 Monthly ARPU per Customer Relationship[8]	CLP 33,042	CLP 32,006

Customer Bundling
Single-Play	30.6%	31.5%
Double-Play	23.0%	21.7%
Triple-Play	46.4%	46.8%

Mobile Subscribers[19]
Postpaid	122,000	78,500
Prepaid	12,000	22,200
Total Mobile subscribers	134,000	100,700

Q3 Postpaid net additions	6,000	13,300
Q3 Prepaid net losses	(1,200)	(2,300)
Total organic Mobile net additions	4,800	11,000

Q3 Monthly ARPU per Mobile Subscriber[20]
Excluding interconnect revenue	CLP 15,788	CLP 13,334
Including interconnect revenue	CLP 17,287	CLP 14,521

Financial Results, Segment OCF Reconciliation & Property and Equipment Additions

The following table reflects preliminary unaudited selected financial results for the three and nine months ended September 30, 2015 and 2014.

	Three months ended September 30,			Nine months ended September 30,
	2015	2014	Change	2015	2014	Change
	CLP in billions, except % amounts
Revenue	138.3	129.2	7.0%	405.1	381.0	6.3%

Segment OCF	55.7	50.1	11.2%	157.2	143.3	9.7%
Share-based compensation expense	(0.4)	(0.9)		(1.0)	(2.4)
Related-party fees and allocations[21]	(3.0)	0.4		(5.6)	(3.4)
Depreciation and amortization	(22.8)	(22.5)		(68.6)	(64.1)
Impairment, restructuring and other operating items, net	(1.0)	(1.2)		(3.5)	(2.5)
Operating income	28.5	25.9		78.5	70.9

Segment OCF as a percentage of revenue	40.3%	38.8%		38.8%	37.6%

Property and equipment additions[11]	26.7	26.9		82.4	83.0

Property and equipment additions as a percentage of revenue	19.3%	20.8%		20.3%	21.8%

Subscriber Statistics

In the third quarter of 2015, we maintained the operating momentum reported in H1 2015, helped in part by the launch of our “Vive Más” bundles, and expanded HD line-up earlier in the year. During the quarter, we added 17,000 RGUs and 9,000 unique customers. Our Q3 performance was driven by broadband internet, which added 16,000 RGUs, our best third quarter performance in four years. We also added 3,000 video RGUs, an increase of 200% as compared to Q3 2014. Turning to voice, we lost 2,000 RGUs in the third quarter, which is a slight improvement from the 4,000 RGUs we lost in Q3 2014. From a year-to-date perspective, we have added 80,000 total RGUs, which is relatively flat on a year-over-year basis.

With respect to mobile, our Q3 subscriber base increased to 134,000, including 5,000 mobile subscriber additions in the quarter, as compared to a prior year Q3 gain of 11,000 subscribers. The competitive landscape has intensified recently with the entrance of a low-priced competitor, which tempered our growth in mobile net adds in the quarter. However, we believe that our competitive position has improved with the successful launch of LTE mobile service during Q3.

Financial Summary

Total revenue increased 7% to CLP 138.3 billion and 6% to CLP 405.1 billion during the three and nine months ended September 30, 2015, respectively, as compared to the corresponding prior-year periods. These increases are primarily attributable to increases in (i) cable subscription revenue, driven by growth in subscribers and increases in ARPU per RGU, and (ii) mobile subscription revenue, due to growth in mobile subscribers and higher mobile ARPU resulting from increased proportions of postpaid subscribers. The revenue increases during the 2015 periods are net of adjustments to reflect the retroactive application of proposed tariff reductions on ancillary services and fixed-line termination rates. These adjustments reduced our Q3 and YTD 2015 revenue by CLP 1.1 billion and CLP 3.1 billion, respectively.

Segment OCF for Q3 and YTD 2015 increased 11% to CLP 55.7 billion and 10% to CLP 157.2 billion, respectively, as compared to the corresponding prior-year periods. The increases in Segment OCF are primarily due to the aforementioned growth in revenue, partially offset by the net effect of higher programming costs, lower personnel costs, higher mobile access and interconnect costs, higher network-related costs and higher sales and marketing costs. The comparisons of the 2015 and 2014 periods include adverse currency impacts on our U.S. dollar-denominated programming and other expenses. In this regard, the average value of the Chilean peso depreciated 17% and 14% relative to the U.S. dollar during Q3 and YTD 2015, respectively, as compared to the corresponding periods in 2014, and we estimate that this adversely impacted our Segment OCF by approximately CLP 1.7 billion and CLP 3.8 billion, respectively. Segment OCF margins24 for Q3 and YTD were 40.3% and 38.8%, respectively, up from 38.8% and 37.6% for the corresponding prior-year periods.

Our YTD property and equipment additions were 20.3% of revenue, down from 21.8% in the respective prior-year period. In Q3, PP&E additions were 19.3% of revenue, as compared to 20.8% in Q3 2014. In terms of capital spend, approximately half of our property and equipment additions were denominated in U.S. dollars in the nine months ending September 30, 2015. We selectively utilize near-term foreign currency forward contracts to manage this foreign currency exposure. In addition, we have initiated a detailed review to explore medium-term network extension opportunities.

Summary of Third-Party Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table details the nominal value and Chilean peso equivalent of the carrying value of our consolidated third-party debt, capital lease obligations and cash and cash equivalents as of the dates indicated:

	September 30,		June 30,
	2015		2015
	Nominal	Carrying	Carrying
	Value	Value	Value
	in millions	CLP in billions

6.875% USD Senior Secured Notes due 2024	$1,400.0	975.7	894.6
VTR USD Credit Facility due 2020	$160.0	—	—
VTR CLP Credit Facility due 2019	CLP 22,000.0	—	—
Capital lease obligations		0.2	0.3
Total third-party debt and capital lease obligations		975.9	894.9

Less: cash and cash equivalents		61.4	60.7
Net third-party debt and capital lease obligations[26]		914.5	834.2

Exchange rate (CLP to $)		697.0	639.0

At September 30 2015, our fully-swapped third-party debt borrowing cost25 was approximately 7%, a decrease from the approximate 11% borrowing cost at June 30, 2015. The reduction in our borrowing cost reflects the impact of a series of transactions that we undertook during the quarter relating to a re-strike of a large portion of derivatives associated with the $1.4 billion (CLP 975.7 billion) principal amount of our senior secured notes. The net impact of these transactions resulted in a reduction in the annual swapped coupon that we pay (as noted above), with the notional amount of our leverage on a swapped basis increasing from CLP 760 billion to CLP 911 billion, which equates to an effective rate of approximately CLP 650 per one U.S. Dollar. This transaction explains the increase in our leverage ratios in Q3 as compared to Q2. In addition, the average tenor of our third-party debt continued to exceed eight years.

Based on the results for Q3 2015, and subject to the completion of our Q3 2015 compliance reporting requirements, our consolidated net leverage ratio was 3.87x, calculated in accordance with the indenture governing the senior secured notes. As of September 30, 2015, we had maximum undrawn commitments of $160 million (CLP 112 billion) and CLP 22 billion. When the September 30, 2015 compliance reporting requirements are completed, we anticipate the full amount of our unused commitments will continue to be available.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities (in particular with respect to upselling and bundling of products); expectations with respect to measures to improve the performance of our operating companies; subscriber and RGU growth; revenue and OCF growth; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speed rollouts, expansion and launches of next-generation video services and new channels; our mobile and wireless strategies, including anticipated expansion of WiFi networks; expectations with respect to B2B initiatives; plans and expectations relating to new build and network extension opportunities; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations, including the Ziggo synergy plan; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and its 2015 Form 10-Qs. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Information

Liberty Global Investor Relations:		Liberty Global Corporate Communications:
Oskar Nooij	+1 303 220 4218	Marcus Smith	+44 20 7190 6374
Christian Fangmann	+49 221 84 62 5151	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Matt Beake	+44 20 8483 6428

Virgin Media Investor Relations:		Virgin Media Corporate Communications:
Vani Bassi	+44 125 675 2347	Paul Fincham	+44 333 000 2900

Ziggo Investor Relations:		Ziggo Corporate Communications:
Caspar Bos	+31 88 717 4619	Martijn Jonker	+31 88 717 2419

Unitymedia Investor Relations:		Unitymedia Corporate Communications:
Stefan Halters	+49 221 84 62 5162	Johannes Fuxjaeger	+49 221 84 62 5110

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at September 30, 2015. In addition, we served five million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com.

	Selected Operating Data & Subscriber Variance Table — September 30, 2015
					Video
	Homes Passed(13)	Two-way Homes Passed(14)	Customer Relationships(1)	Total RGUs(3)	Basic Video Subscribers(15)	Enhanced Video Subscribers(16)	DTH Subscribers(33)	MMDS Subscribers(17)	Total Video	Internet Subscribers(4)	Telephony Subscribers(5)

Operating Data
Switzerland[37]	2,194,500	2,194,000	1,380,800	2,593,700	646,900	684,600	—	—	1,331,500	759,700	502,500
Austria	1,365,700	1,365,700	650,200	1,365,200	141,300	362,700	—	—	504,000	479,200	382,000
Poland	2,868,300	2,797,400	1,415,500	2,784,000	249,700	936,400	—	—	1,186,100	1,019,500	578,400
Hungary	1,602,000	1,585,500	1,086,700	2,023,900	182,500	461,400	285,700	—	929,600	576,500	517,800
Romania	2,571,200	2,491,400	1,206,800	2,038,800	290,500	580,400	326,300	—	1,197,200	471,000	370,600
Czech Republic	1,411,600	1,354,600	718,100	1,193,700	98,800	361,500	118,700	—	579,000	451,700	163,000
Slovakia	519,500	496,400	276,100	435,600	33,800	143,500	67,900	500	245,700	121,700	68,200
Total UPC Holding	12,532,800	12,285,000	6,734,200	12,434,900	1,643,500	3,530,500	798,600	500	5,973,100	3,879,300	2,582,500

United Kingdom	12,745,800	12,724,800	5,060,400	12,606,000	—	3,726,100	—	—	3,726,100	4,625,800	4,254,100
Ireland	853,700	764,300	503,600	1,104,800	33,300	318,400	—	23,900	375,600	371,300	357,900
Total Virgin Media	13,599,500	13,489,100	5,564,000	13,710,800	33,300	4,044,500	—	23,900	4,101,700	4,997,100	4,612,000

Subscriber Variance
Switzerland	—	100	(21,200)	(12,500)	(18,400)	(3,100)	—	—	(21,500)	4,000	5,000
Austria	4,400	4,400	(100)	7,300	(2,300)	(1,200)	—	—	(3,500)	4,000	6,800
Poland	42,200	47,400	(2,900)	19,200	(9,600)	10,900	—	—	1,300	8,800	9,100
Hungary	13,300	13,300	6,300	22,600	(11,200)	12,900	2,800	—	4,500	8,600	9,500
Romania	40,100	57,200	14,400	67,700	(10,500)	11,800	13,500	—	14,800	10,200	42,700
Czech Republic	12,600	25,600	3,500	6,800	6,600	(2,200)	1,000	—	5,400	3,300	(1,900)
Slovakia	11,700	11,300	(400)	5,100	2,500	(100)	900	—	3,300	1,700	100
Total UPC Holding	124,300	159,300	(400)	116,200	(42,900)	29,000	18,200	—	4,300	40,600	71,300

United Kingdom	40,300	40,700	41,800	67,500	—	(10,700)	—	—	(10,700)	55,500	22,700
Ireland	600	4,400	(1,600)	5,800	(1,500)	(500)	—	(1,700)	(3,700)	4,000	5,500
Total Virgin Media	40,900	45,100	40,200	73,300	(1,500)	(11,200)	—	(1,700)	(14,400)	59,500	28,200

Q3 2015 Adjustments
Acquisition - Czech Republic	5,600	—	3,400	3,400	3,400	—	—	—	3,400	—	—

[1]
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

[2]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[3]
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) Subscriber, Internet Subscriber or Telephony Subscriber (as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2015 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

[4]
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 60,200 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 98,200 subscribers who have requested and received this service.

[5]
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 44,700 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 51,000 subscribers who have requested and received this service.

[6]
In November 2014, Virgin Media introduced a new mobile program in the U.K. whereby customers can elect to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract (the "Freestyle" mobile proposition). Under Freestyle contractual arrangements, we generally recognize the full sales price for the mobile handset upon delivery as a component of other revenue, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to the launch of Freestyle contracts in November 2014, handsets were generally provided to customers on a subsidized basis. As a result, revenue associated with the handset was only recognized upfront to the extent of cash collected at the time of sale, and the monthly amounts collected for both the handset and airtime were included in mobile subscription revenue over the term of the contract. Handset costs associated with Freestyle handset revenue are expensed at the point of sale.

[7]
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted the historical revenue and Segment OCF for the three and nine months ended September 30, 2014 of the applicable borrowing groups to (i) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (one small entity in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the three months ended September 30, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the three months ended September 30, 2015, (ii) in the case of the Virgin Media and UPC Holding borrowing groups, include the pre-acquisition revenue and Segment OCF of certain entities acquired during 2014 and 2015 (two small entities in the Virgin Media borrowing group and one small entity in the UPC Holding borrowing group) in our rebased amounts for the nine months ended September 30, 2014 to the same extent that the revenue and Segment OCF of such entities are included in our results for the nine months ended September 30, 2015, (iii) in the case of the Virgin Media borrowing group, exclude the pre-disposition revenue and Segment OCF of "offnet" subscribers in Virgin Media that were disposed in the fourth quarter of 2014 and the first half of 2015  from our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue and Segment OCF of these disposed subscribers is excluded from our results for the three and nine months ended September 30, 2015, (iv) in the case of the Ziggo borrowing group, exclude the revenue and Segment OCF related to a partner network agreement that was terminated shortly after the Ziggo Acquisition from our rebased amounts for the three and nine months ended September 30, 2014 to the same extent that the revenue and Segment OCF from this partner network is excluded from our results for the three and nine months ended September 30, 2015 and (v) in the case of the Virgin Media and UPC Holding borrowing groups, reflect the translation of our rebased amounts for the three and nine months ended September 30, 2014 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2015. For further information on the calculation of rebased growth rates, see the discussion in Revenue and Operating Cash Flow in Liberty Global's press release dated November 5, 2015, Liberty Global Reports Q3 and YTD 2015 Results.

[8]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship is not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship.

[9]
Business-to-business ("B2B") revenue for Virgin Media includes the amortization of deferred upfront installation fees and deferred nonrecurring fees received on B2B contracts where we maintain ownership of the installed equipment. In connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred B2B revenue is accounting for £3 million and £11 million of the rebased increases Virgin Media's B2B revenue for the three and nine months ended September 30, 2015, respectively.

[10]
Segment OCF is the primary measure used by our chief operating decision maker and management to evaluate the operating performance of our businesses. Segment OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, Segment OCF is defined as operating income before depreciation and amortization, share-based compensation, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 21 below, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between entities and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Segment OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other U.S. GAAP measures of income or cash flows. A reconciliation of Segment OCF to operating income is presented in the applicable sections of this release.

[11]
Property and equipment additions (or in the case of Unitymedia, property, equipment and intangible asset additions) include capital expenditures on an accrual basis, amounts financed under vendor financing or capital lease arrangements and other non-cash additions.

[12]	Accounting principles generally accepted in the United States are referred to as U.S. GAAP.

[13]
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and MMDS. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to countries that offer MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 37) we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

[14]	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

[15]
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis.  In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. At UPC Holding, we have approximately 120,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[16]
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis.  For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations. During the first quarter of 2015, we modified certain video subscriber definitions to better align these definitions with the underlying services received by our subscribers and have replaced our “Digital Cable” and “Analog Cable” subscriber definitions with “Enhanced Video” and “Basic Video,” respectively. In connection with the implementation of the new definitions, we reclassified 916,900 Enhanced Video Subscribers in Germany to Basic Video Subscribers, representing video subscribers who either pay a recurring rental fee for a leased set-top box or pay a recurring access fee, but do not subscribe to any recurring encrypted video content.

[17]	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a Multi-channel Multipoint (“microwave”) Distribution System.

[18]
Quad-play penetration represents the number of customers who subscribe to Virgin Media's four primary services: video, internet, fixed-line telephony, and postpaid or prepaid mobile telephony, divided by customer relationships.

[19]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[20]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[21]
During the first quarter of 2015, Liberty Global transferred certain entities that incur central and other administrative costs (the “Corporate Entities Transfer”) from UPC Holding B.V. to certain other Liberty Global subsidiaries that are outside of Liberty Global’s borrowing groups. In connection with the Corporate Entities Transfer, Liberty Global changed the processes it uses to charge fees and allocate costs and expenses from one subsidiary to another, which, as further described below, impact the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. This new methodology (the “2015 Liberty Global Allocation Methodology”) is intended to ensure that Liberty Global continues to allocate its central and administrative costs to its borrowing groups on a fair and rational basis. Subject to the specific terms contained in the debt agreements of Liberty Global’s subsidiaries, the implementation of the 2015 Liberty Global Allocation Methodology impacts the calculation of the EBITDA metric for each of Liberty Global’s subsidiary borrowing groups. In this regard, the components of related-party fees and allocations that are deducted to arrive at each EBITDA metric in 2015 and future periods are based on (i) the amount and nature of costs incurred by the allocating Liberty Global subsidiaries during the period, (ii) the allocation methodologies in effect during the period and (iii) the size of the overall pool of entities that are charged fees and allocated costs, such that changes in any of these factors would likely result in changes to the amount of related-party fees and allocations that will be deducted to arrive at each EBITDA metric in future periods. For example, to the extent that a Liberty Global subsidiary borrowing group was to acquire (sell) an operating entity, and assuming no change in the total costs incurred by the allocating entities, the fees charged and the costs allocated to the other subsidiary borrowing groups would decrease (increase).

[22]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the related principal is repaid.

[23]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[24]	Segment OCF margin and Adjusted Segment EBITDA as a percentage of revenue are calculated by dividing Segment OCF or Adjusted Segment EBITDA, as applicable, by total revenue for the applicable period.

[25]
Our fully-swapped third-party debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease or finance lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[26]
Net third-party debt including capital or finance lease obligations (as applicable) is not a defined term under U.S. GAAP or EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

[27]	In Germany, the Q3 base of Horizon subscribers was increased by a non-organic correction of 11,300 subscribers.

[28]
Adjusted Segment EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted Segment EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. We define EBITDA as earnings before net finance expense, income taxes and depreciation and amortization. As we use the term, Adjusted Segment EBITDA is defined as EBITDA before share-based compensation, impairment, restructuring and other operating items and related-party fees and allocations. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. As further described in footnote 21 above, certain related-party fees and allocations are included in the calculation of the “EBITDA” metric specified by the applicable debt agreements of Liberty Global’s subsidiaries. Our internal decision makers believe Adjusted Segment EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted Segment EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. Adjusted Segment EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net earnings (loss), cash flow from operating activities and other EU-IFRS measures of income or cash flows. A reconciliation of Adjusted Segment EBITDA to net loss is presented in the Unitymedia section of this release.

[29]	International Financial Reporting Standards, as adopted by the European Union, are referred to as EU-IFRS.

[30]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[31]	Telephony and broadband penetration is calculated by dividing the number of telephony RGUs and broadband RGUs, respectively, by the total two-way homes passed.

[32]
On November 11, 2014, a Liberty Global subsidiary acquired a controlling interest in Ziggo Holding (“the Ziggo Acquisition”). The Liberty Global subsidiary accounted for this transaction using the acquisition method of accounting. During the first quarter of 2015, Liberty Global undertook various financing transactions in connection with certain internal reorganizations of its broadband and wireless communications businesses in Europe, including the Netherlands Reorganization. The Netherlands Reorganization represents common control transfers of Ziggo Holding and Ziggo Services that we have accounted for at the respective Liberty Global subsidiaries’ basis and the financial information and operating statistics presented herein have been retrospectively revised to give effect to this transaction for all periods in which Ziggo Holding and Ziggo Services were under the common control of Liberty Global (i.e., all periods beginning after the November 11, 2014 completion of the Ziggo Acquisition). After giving effect to the Netherlands Reorganization, Ziggo Services will be treated as the predecessor entity of Ziggo for financial reporting purposes. Therefore, pro forma financial and operating information as of and for the three and nine months ended September 30, 2014 has been provided giving effect to the Netherlands Reorganization and the Ziggo Acquisition as if they had been completed as of January 1, 2014. These pro forma amounts, which include the impacts of acquisition accounting on Ziggo Holding’s operating results, are not necessarily indicative of the operating results that would have occurred if the Netherlands Reorganization and the Ziggo Acquisition had occurred on such date. The pro forma amounts for the three and nine months ended September 30, 2014 do not adjust for the impact of the partner network agreement that was terminated shortly after the Ziggo Acquisition. The pro forma adjustments are based on certain assumptions that we believe are reasonable.

[33]	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

[34]
Represents non-cash contributions of property and equipment that we received from our parent company. These amounts are excluded from the capital expenditures that we report in our condensed consolidated statements of cash flows.

[35]
Amounts represent the net impact of changes in inventory levels associated with centrally-procured customer premises equipment. This equipment is ultimately transferred to certain Liberty Global European operating subsidiaries, including subsidiaries within UPC Holding.

[36]
Consolidated Net Leverage Ratio is defined in accordance with VTR's indenture for its senior secured notes, taking into account the ratio of its outstanding indebtedness (including the impact of its swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.

[37]
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2015, Switzerland’s partner networks account for 140,900 Customer Relationships, 282,700 RGUs, 104,800 Enhanced Video Subscribers, 105,400 Internet Subscribers, and 72,500 Telephony Subscribers.

Additional General Notes:

Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals in Chile and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability, of our network up to the street cabinet with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.